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SCHEDULE 14A

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Mattel, Inc.

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For Immediate Release	Media Contact:	Lisa Marie Bongiovanni Mattel, Inc. 310-252-3524 lisamarie.bongiovanni@mattel.com

MATTEL NOMINATES DEAN A. SCARBOROUGH TO ITS BOARD OF DIRECTORS

EL SEGUNDO, Calif., March 30, 2007 — Mattel, Inc. [NYSE:MAT] announced the nomination of Dean A. Scarborough, president and chief executive officer of Avery Dennison Corporation, for election as a new member of the Mattel Board of Directors. Scarborough’s election will be voted upon at the company’s Annual Meeting of Stockholders on Friday, May 18, 2007.

“Dean’s more than 20 year career with Avery Dennison has afforded him a diverse range of business experiences, including his tenure working in international markets, which will translate well to Board-level decisions for Mattel,” said Robert A. Eckert, Mattel’s chairman and chief executive officer. “On behalf of the Mattel Board, we look forward to welcoming Dean to Mattel and having the benefit of his candor, global insights and strategic thinking.”

Scarborough joined Avery Dennison in 1984 and served in increasingly responsible positions in the label and tag converting business. In 1990, he was promoted to vice president and general manager, Fasson Roll North America. Five years later, Scarborough moved to the Netherlands and managed the Roll Materials Europe operation. He returned to the U.S. in 1997, when he was appointed group vice president, Fasson Roll North America and Roll Materials Europe. He was promoted to group vice president, Roll Materials Worldwide two years later and, in 2000, was elected president and chief operating officer. He was elected to his current position in 2005.

A native of Cleveland, Scarborough graduated from Hiram College in Hiram, Ohio, in 1977 with a Bachelor of Arts degree and received his master’s degree in Business Administration from the University of Chicago in 1979. He serves as a member of the Board of Directors for the Los Angeles World Affairs Council and is a member of the boards of trustees of the Pasadena Art Center College of Design and Hiram College.

About Avery Dennison Corporation

Avery Dennison is a global leader in pressure-sensitive labeling materials, office products and retail tag, ticketing and branding systems. Based in Pasadena, Calif., Avery Dennison (www.averydennison.com) is a FORTUNE 500 Company with 2006 sales of $5.6 billion. Avery Dennison employs more than 22,000 individuals in 49 countries worldwide who apply Avery Dennison’s technologies to develop, manufacture and market a wide range of products for both consumer and industrial markets.

About Mattel

Mattel, Inc., (NYSE: MAT, www.mattel.com) is the worldwide leader in the design, manufacture and marketing of toys and family products, including Barbie® , the most popular fashion doll ever introduced. The Mattel family is comprised of such best-selling brands as Hot Wheels® , Matchbox® , American Girl®, Radica® and Tyco® R/C, as well as Fisher-Price® brands (www.fisher-price.com), including Little People ® and Power Wheels® and a wide array of entertainment-inspired toy lines. With worldwide headquarters in El Segundo, Calif., Mattel employs more than 30,000 people in 43 countries and territories and sells products in more than 150 nations throughout the world. The Mattel vision is to be the world’s premier toy brands — today and tomorrow.

Proxy Solicitation

Mattel, Inc. and its officers (as well as other employees) may solicit proxies from Mattel stockholders in connection with the Annual Meeting of Stockholders. Additional information about their ownership of Mattel common stock and the interests of such participants may be obtained by reading Mattel’s definitive Proxy Statement for the Annual Meeting when it becomes available. Investors should read

MATTEL ELECTS SCARBOROUGH TO ITS BOARD OF DIRECTORS/PAGE 2 2 2

the definitive Proxy Statement carefully when it becomes available before making any voting decisions because it will contain important information. You will be able to obtain the definitive Proxy Statement free of charge at the website maintained by the SEC at www.sec.gov or at Mattel’s corporate website, www.mattel.com. In addition, you may obtain documents filed with the SEC by Mattel free of charge by mailing a request in writing to: Secretary, Mail Stop M1-1516, Mattel, Inc., 333 Continental Boulevard, El Segundo, CA 90245-5012.

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